EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Auris Medical Holding AG (formerly Auris Medical AG):

We consent to the incorporation by reference in this registration statement on Form S-8 of Auris Medical Holding AG of our report dated March 18, 2014, with respect to the consolidated statements of financial position of Auris Medical AG and subsidiaries as of December 31, 2013, 2012 and January 1, 2012, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows, for each of the years in the two-year period ended December 31, 2013, which report appears in the Form F-1 of Auris Medical Holding AG, and to the reference to our firm under the heading “Experts”.

KPMG AG

/s/ Martin Rohrbach	/s/ Charles Errico
Martin Rohrbach	Charles Errico

Zurich, Switzerland
December 08, 2014